                                                                   EXHIBIT 10.25

                                   AGREEMENT

     THIS AGREEMENT is entered into between Cellco Partnership (herein the "Company") and Lowell C. McAdam (herein the "Executive"), effective as of the date of the Stage I closing of the wireless joint venture between Bell Atlantic Corporation and Vodafone AirTouch Plc ("Effective Date"). References to the "Company" herein shall include Cellco Partnership, any company controlled by or under common control with Cellco Partnership, any company which subsequent to the effective date of this Agreement carries on all or substantially all of the business of Cellco Partnership and affiliates of Cellco Partnership.

     WHEREAS, Executive presently is employed by Vodafone AirTouch Plc, an English public limited company, or a subsidiary or affiliate thereof (herein "Vodafone"); and

     WHEREAS, the Company and Vodafone have entered into a certain Secondment Agreement (herein the "Secondment Agreement") pursuant to which designated employees of Vodafone will be seconded to the Company starting on the date of the Stage I closing of the wireless joint venture between Bell Atlantic Corporation and Vodafone, and continuing for a specified period thereafter (herein the "Secondment Period"); and

     WHEREAS, the Company desires to utilize the services of Executive during the Secondment Period and to hire Executive as an employee of the Company thereafter, and Executive desires to render services to the Company during the Secondment Period and to accept employment by the Company thereafter; and

     WHEREAS, one of the purposes of the Company is, through contracts and other business relationships, to operate a national, unified, wireless communications business, including without limitation, cellular, PCS, paging and other CMRS businesses; and

     WHEREAS, the services to be rendered by Executive are, and for the duration of the Secondment Period and the term of this Agreement will continue to be, of a unique character and of incalculable value to the Company; and

     WHEREAS, if Executive were to engage in "competitive activities," as defined below, during the Secondment Period or the term of this Agreement or in violation of the restrictions set forth in this Agreement, the Company would suffer irreparable injury; and

     WHEREAS, the success of the Company depends in substantial part on the competitive advantages afforded by the management and technical skills provided by Executive; and

     WHEREAS, Executive desires to participate in a certain long-term incentive plan to be designed by the Company (herein the "Plan");

     NOW, THEREFORE, the parties hereto, acknowledging the mutual consideration embodied in the terms and conditions of this Agreement and intending to be legally bound, hereby agree as follows:

1. Term. Executive agrees to render services to the Company during the Secondment Period and the Company agrees to accept such services on the terms set forth herein, subject to the Secondment Agreement. The Executive further agrees to be employed by the Company and the Company agrees to employ Executive thereafter, starting on the day after the end of the Secondment Period and ending three years from the effective date of this Agreement, subject to the termination provisions set forth in Sections 4 and 5 (herein the "Term"). If at the expiration of the Term the parties have not entered into a new agreement, then this Agreement shall be extended on a month-to-month basis, except as expressly modified by the parties in writing.

2. Duties. During the Secondment Period and the Term (including any month-to-month extensions of the Term pursuant to Section 1), Executive shall:

     (a) faithfully and diligently perform all such acts and duties and furnish such services as the Company, its Board of Representatives, its Chief Executive Officer, its Chief Operating Officer, or his or their designees shall direct, and perform all acts in the ordinary course of the Company's business reasonably necessary to the advancement of the Company's best interests;

     (b) devote his full time, energy and skill to the business of the Company and to the promotion of the Company's best interests, except during vacations and other authorized absences; and

     (c) comply with all federal, state and local laws and any applicable foreign laws, and abide by the Company's code of business conduct and other policies of the Company while discharging his obligations under this Agreement or otherwise engaging in conduct, whether personal or business-related, which may impact the Company's business.

3. Compensation.

     (a) Executive shall be shall compensated as set forth below for all services performed by him for the Company, subject to review from time to time in accordance with the Company's practices for similarly situated executives:

          (i) Base salary at the annualized rate of $480,000, payable in periodic installments by Vodafone during the Secondment Period in accordance with the Secondment Agreement, and by the Company during the Term in accordance with its regular payroll practices;

          (ii) Short Term Incentive at a target rate of 75% of base salary, in accordance with Company's Short Term Incentive Plan;

          (iii) Amounts due from Vodafone pursuant to that certain employment agreement entered into between Executive and Vodafone as of June 12, 1997, and pursuant to which Executive shall have a vested entitlement to $310,000 one year after the effective date of this Agreement, payable in cash with interest accrued thereon at the same rate paid by the Vodafone AirTouch deferred compensation plan, as well as a vested entitlement to an additional $620,000 at the end of the Term hereof (without regard to any extensions thereof pursuant to Section 1 or otherwise), payable in cash with interest accrued at the same rate paid by the Vodafone AirTouch deferred compensation plan; provided, however, that upon the involuntary termination of Executive's employment for any reason prior to the end of the Term (without regard to any extensions thereof pursuant to Section 1 or otherwise), each such amount not theretofore paid shall become immediately due and payable, with interest; and

          (iv) A retention payment in the amount of $465,450, which shall become due and payable on May 1, 2000 previously granted to Executive under and pursuant to the terms of the PrimeCo Personal Communications Special Retention Bonus for Liquidation (June 1, 1999, as amended on October 15, 1999); and

          (v) A retention bonus of $500,000, pursuant to the terms of the Executive Retention Bonus Plan referred to in and attached to that certain letter from Dennis F. Strigl to Executive dated February 4, 1998; and

          (vi) Continued vesting to grants under the PrimeCo long term incentive plan, in the same manner as for other PrimeCo executives who are seconded to or employed by the Company.

          (vii) Reimbursement for all reasonable expenses incurred in the performance of Executive's duties hereunder, including but not limited to travel, accommodation, entertainment and other similar expenses, in accordance with the Company's policies and directives from Executive's superiors;

          (viii) Participation during the Secondment Period, if otherwise eligible, in all individual or group life insurance, health insurance, accident insurance, disability insurance, vacation and other welfare benefit plans maintained by Vodafone and heretofore made available to Executive, and participation during the Term, if otherwise eligible, in all individual or group life insurance, health insurance, accident insurance, disability insurance, vacation and other welfare benefit plans maintained by the Company and provided generally to similarly situated executives;

          (ix)   An annual automobile allowance of $9,000.00, paid periodically;
     and

          (x) Such other additional or special compensation, benefits and perquisites as the Company may provide from time to time to similarly situated executives.

     (b) During the first year of the Term, the Company shall provide Executive with a long-term incentive grant equal in value to 500% of Executive's base salary in 2000. In each of the second and third years after the effective date of this Agreement, the Company shall provide Executive with additional long-term incentive grants comparable in value to the value of such grants provided to similarly situated executives based on market conditions and in accordance with the Company's long-term incentive plan, subject to Board approval. Such grants will be issued not as compensation for services rendered, but rather as an inducement to Executive to render services to the Company during the Secondment Period and to enter into this Agreement thereafter.

4. Termination of Executive's Employment by the Company.

     (a) Death or Disability. Executive's secondment to the Company during the Secondment Period, or his employment by the Company during the Term, will terminate automatically upon Executive's death or upon Executive's continuing disability on the date on which his short-term disability benefits expire if at that time he remains unable, even with reasonable accommodation, to perform the essential duties and responsibilities he was performing prior to the commencement of eligibility for such benefits. Termination of employment due to disability shall not constitute a bar to Executive's eligibility for long-term disability benefits if Executive would have qualified for such benefits in the absence of the termination of his employment.

     (b) For Cause. The Company may terminate Executive's secondment during the Secondment Period, or Executive's employment during the Term for Cause, in writing and without prior notice, for any of the following reasons:

          (i) breach by Executive of any of the covenants he makes or material obligations he assumes under this Agreement; or

          (ii) insubordination or failure to perform job responsibilities with full-time and good-faith efforts; or

          (iii) conviction of, or plea of nolo contendere to, criminal charges (other than a traffic citation or minor misdemeanor), or conduct which would, if prosecuted, warrant conviction on such charges under a "beyond a reasonable doubt" standard of proof; or

          (iv) material violation of the Company's Employee Code of Conduct or other policies of the Company, including, by way of example, a violation of the employer's voucher or expense reimbursement rules; or

          (v) conduct which, if it were known by the public, would harm the reputation of the Company.

     (c) Without Cause. The Company may terminate the Executive's secondment during the Secondment Period, or Executive's employment during the Term, at any time for any reason other than those set forth in Sections 4(a), 4(b), or 4(d) in writing and without prior notice. In such case, Executive shall be eligible to receive liquidated damages as set forth in Section 6(b). In any proceeding conducted to determine whether Executive's secondment or employment was terminated for Cause, if the finder of fact determines that Executive's secondment or employment was terminated other than for Cause, then his secondment or employment shall be deemed to have been terminated Without Reason and the remedy shall be limited to liquidated damages as provided in Section 6(b).

     (d) Nonrenewal. The Company may terminate Executive's employment by providing written notice of its intent not to renew this Agreement for an additional term of one or more years, in which event Executive's employment shall terminate as of the last day of the Term (including any month-to-month extensions pursuant to Section 1), and Executive shall be entitled to liquidated damages as provided in Section 6(c) hereof.

5. Termination by Executive.

     (a) Without Reason. Executive may terminate his services at any time during the Secondment Period, or his employment at any time during the Term, Without Reason. Without limiting the meaning of the term "Without Reason," it shall constitute termination Without Reason if, at the expiration of the Term (including any month-to-month extensions pursuant to Section 1), Executive refuses to sign a renewal or extension of this Agreement or a successor agreement for an additional term of one or more years, provided that such renewal, extension or successor agreement does not reduce Executive's then-current base salary or short- or long-term incentive targets.

     (b) For Good Reason. Executive may terminate his services at any time during the Secondment Period, or his employment at any time during the Term, for Good Reason, but only on 60 days' written notice of intent to resign for Good Reason. In such case, Executive shall be eligible to receive liquidated damages on the terms set forth in Section 6(b). Executive shall be deemed to have Good Reason to terminate his services or his employment if no event has occurred which would constitute Cause for the Company to terminate his secondment or his employment, and if any of the following events has occurred within six months prior to the effective date of the termination:

          (i) assignment, without written consent of the Executive, to a position which involves more than a change in reporting structure, but also results in materially less authority and responsibility than immediately before such assignment; or

          (ii)  reduction in Executive's base salary; or

          (iii) reduction in Executive's short- or long-term incentive targets below the targets of similarly situated executives; or

          (iv) "Change in Control," which shall mean (1) a sale or transfer of more than 50% of the Company's assets to an entity other than Bell Atlantic Corporation or any affiliate or subsidiary or successor thereof (collectively "BA Corp."), (2) a sale of partnership interests such that BA Corp. owns less than 50% of the partnership interests in the Company or
     (3) a sale of equity interests in the Company following which BA Corp. owns less than 50% of the common stock of the Company; provided that as a result of (1), (2) or (3) BA Corp. ceases to have actual management control of the Company; and provided further, that neither (1), nor (2) nor (3) shall constitute a "Change in Control" if the transaction at issue is an initial public offering. "Actual management control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management of the Company as it may be constituted following the event described in (1), (2) or (3) above (including, without limitation, the power to appoint a majority of the Board of Representatives or other comparable governing body of such entity), whether through the beneficial ownership of voting securities or other ownership interest, by contract or otherwise, whether the loss of actual management control is voluntary or involuntary or the result of any merger, tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, or sale or transfer of assets.

     (c) Upon Expiration of This Agreement. The Executive may terminate his employment if within 90 days after the expiration of the Term, the Company (i) does not offer a renewal, extension or successor agreement for an additional term of one or more years, or (ii) offers a renewal, extension or successor agreement which reduces Executive's then-current base salary or short- or long-term incentive targets. In such case, Executive shall be eligible to receive liquidated damages on the terms set forth in Section 6(c).

6. Post-Termination Liquidated Damages Payable by the Company.

     (a) If the Company terminates Executive's secondment or employment for Cause or by reason of disability or death, or if Executive terminates his secondment or his employment Without Reason, then the Company shall have no further obligations to Executive beyond the date of termination, other than to provide compensation owed for services previously rendered pursuant to Section 3(a); provided, however, that if the termination of Executive's employment is by reason of disability or death, then Executive (in the case of disability) or Executive's executor or administrator (in the case of death) may exercise Executive's vested long term incentive grants pursuant to the terms of the long-term incentive plan, in accordance with the following formula: number of options per grant multiplied by the number of months Executive was seconded and/or employed between the date of the grant and the date of Executive's last day of employment, divided by 36.

     (b) If the Company terminates Executive's secondment or employment Without Cause, or if Executive terminates his secondment or employment with Good Reason on proper notice, the Company shall provide to Executive, as liquidated damages, (i) an amount equal to 150% of Executive's annualized base salary and short-term incentive target at the time of termination, payable in 18 equal monthly installments, subject to required payroll deductions, and (ii) continued participation in the applicable medical and dental insurance plans for 18 months, at the Company's expense but subject to any employee contribution requirements applicable as of Executive's last day of active employment (as such requirements may thereafter be revised generally from time to time). Payment of such liquidated damages shall not be deemed compensation for prior services rendered, but rather shall be deemed a settlement of the parties' obligations to each other, as provided below. In addition, Executive's unvested long-term incentive grants shall vest in accordance with the following formula: number of options per grant multiplied by the number of months Executive was seconded and/or employed between the date of the grant and the date of Executive's last day of employment, divided by 36. The time when options so vested may be exercised shall be determined by reference to the terms of the long-term incentive plan. Company also shall pay Executive cash in lieu of accrued but unused vacation days, at a daily rate equal to 1/260th of Executive's annualized base salary rate.

     (c) If Executive's employment is terminated by the Company pursuant to Subsection 4(d) or by Executive pursuant to Subsection 5(c), the Company shall provide to Executive, as liquidated damages, an amount equal to (i) 100% of Executive's annualized base salary and short-term incentive target at the time of termination, payable in 12 equal monthly installments, subject to required payroll deductions, and (ii) continued participation in the Company's medical and dental insurance plans for 12 months, at the Company's expense but subject to any employee contribution requirements applicable as of Executive's last day of active employment (as such requirements may thereafter be revised generally from time to time). Payment of such liquidated damages shall not be deemed compensation for prior services rendered, but rather shall be deemed a settlement of the parties' obligations to each other, as provided below. In addition, Executive's unvested long-term incentive grants shall vest in accordance with the terms of the long-term incentive plan. Company also shall pay Executive cash in lieu of accrued but unused vacation days, at a daily rate equal to 1/260th of Executive's annualized base salary rate.

     (d) (i) Liquidated damages under Sections 6(b) or 6(c) shall not be payable if the Executive is in breach of this Agreement at the time of the termination of his employment.

         (ii) Upon Executive's breach of any of his covenants or continuing obligations under Sections 7 through 10 of this Agreement, Executive's right, if any, to payment of liquidated damages after the date of such breach shall be forfeited.

     (e) Executive's right to liquidated damages hereunder shall be conditioned on his agreeing to and executing, within the time specified by the Company, a release in such form as reasonably may be required by the Company. The Company shall have no obligation to pay liquidated damages unless and until such release is signed. The validity and enforceability of such release shall not be impaired if, after signing it, Executive's right to continued payment of liquidated damages is forfeited pursuant to Section 6(d)(ii).

     (f) Liquidated damages hereunder shall be in lieu of any right Executive otherwise may have to receive benefits under any severance or separation pay plan, program or practice which may otherwise be applicable to him, and he hereby waives any right to receive any such severance benefits.

7. Prohibition Against Competitive Activities.

     (a) Covenant Not to Engage in Competitive Activities. Executive acknowledges that by virtue of his secondment to and employment by the Company, he will obtain knowledge, training, experience and access to the Company's proprietary and confidential information to such an extent that if he were to work for or otherwise provide services to a competitor of the Company, that competitor inevitably would gain an unfair competitive advantage by means of its access to Executive's knowledge, training, experience and familiarity with the Company. Therefore, in consideration for (i) the offer of this Agreement for a specific term, (ii) the right to post-termination liquidated damages on the terms provided in Section 6, and
(iii) the opportunity to participate in the Company's long-term incentive plan, Executive covenants to the fullest extent permitted by law that (i) he will not engage in Competitive Activities (as that term is defined in Section 7(b)) while he remains seconded to or employed by the Company, and (ii) he will not engage in Competitive Activities until one year after the date of any termination of his secondment prior to the last day of the Secondment Period (or, if he becomes employed by the Company, until one year after the date of termination of his employment for any reason) and, in the case of activities described in Section 7(b)(iii), until two years after the date of any termination of his secondment prior to the last date of the Secondment Period (or, if he becomes employed by the Company, until two years after the date of termination of his employment for any reason).

     (b) Competitive Activities Defined. For purposes of this Agreement, "Competitive Activities" means business activities in the wireless communications industry within or adjacent to the Company's geographic footprint relating to products or services of the same or similar type as those of the Company (including products or services the Company planned to offer in accordance with any Business Plan approved by the Board of Representatives prior to the termination of Executive's employment); provided, however, that it shall not be considered Competitive Activity for Executive to accept employment by any entity which is contributing assets to the Company or any affiliate of such entity. Restricted activities include, but are not limited to:

          (i) personally working for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or providing consulting or advisory services to, any business engaged in Competitive Activities; provided, however, that Executive's purchase or holding of securities of a publicly-traded company, for investment purposes, shall not be prohibited so long as Executive's equity interest in any such company is less than one percent;

          (ii) maintaining any appreciable financial interest in any business engaged in Competitive Activities;

          (iii) soliciting, inducing or influencing employees of the Company or former employees who have worked for the Company within the preceding six months to engage in Competitive Activities;

          (iv) interfering with the relationship of the Employer with any of its customers, agents, representatives, suppliers or vendors under contract; and

          (v) engaging in or planning to engage in Competitive Activities while still seconded to or employed by the Company.

     (c) Forfeiture of Benefits. Executive acknowledges that any violation of any of the covenants of this Section 7 may result in the forfeiture of rights to benefits or compensation under one or more benefit or compensation plans of the Company which contain such forfeiture provisions, and will result in his obligation to pay liquidated damages as provided in Section 11.

8. Prohibition Against Disclosure of Proprietary Information; Intellectual Property Rights.

     (a) Duty to Preserve Confidentiality. Executive acknowledges that he will be privy to strategic and sensitive business information, and that he will have access to confidential and proprietary information of the Company. Therefore, during the course of Executive's secondment and employment and after such secondment or employment ends for any reason, (i) Executive will treat with utmost confidentiality all such strategic and sensitive business information and all such confidential and proprietary information (including, without limitation, "Proprietary Information" as that term is defined in Section 8(b) below), and (ii) except as required to conduct the business of the Company or as authorized in writing by the Company, Executive will not publish, disclose or use such information or authorize anyone else to publish, disclose or use it. Executive acknowledges that, in addition to his duties under this Agreement, he has common law and statutory duties as an employee to preserve the confidentiality of the Company's trade secrets, and will continue to have such duties after his secondment or employment terminates for any reason.

     (b) Definition of Proprietary Information. "Proprietary information" includes, but is not limited to, information in the possession or control of the Company that has not been fully disclosed in a writing which has been generally circulated to the public at large, and which gives the Company an opportunity to obtain or maintain advantages over its current and potential competitions. "Proprietary information" includes, without limitation,

          (i) marketing plans, strategic or tactical business plans, product plans and designs, undisclosed financial data, agreements with third parties, technical information, computer software or other apparatus programs, databases, budgets and projections, whether in draft or final form:

          (ii) ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software or related information and documentation;

          (iii) documents relating to regulatory matters and correspondence with governmental entities, including classified National Security information;

          (iv)   pricing and cost data;

          (v)    reports and analyses of business prospects;

          (vi)   business transactions which are contemplated or planned;

          (vii)  research data;

          (viii) employee information and data, including knowledge of skills, abilities, performance and compensation;

          (ix) information relating to specific users and purchasers of the Company's products or services or to such users and purchasers generally, such as customer names, customer contacts, terms of customer contracts, customer proposals, types, locations, and quantities of service, calling patterns and billing information; and

          (x) other confidential matters pertaining to or known by the Company, including information that is proprietary to others which the Company is bound to protect, such as vendor or customer proprietary information or information provided in conjunction with non-disclosure or confidentiality agreements with third parties.

     (c) Obligation to Return Company Property. Upon the termination of Executive's secondment or employment for any reason, and prior to his last day of active secondment or employment, he shall return to the Company all property of the Company in his possession, custody and control, including without limitation, the originals and all copies of all records, papers, programs, computer software, documents and other materials which contain Proprietary Information, as defined in Section 8(b), and all computer and other equipment of the Company.

     (d) Intellectual Property.

          (i) Executive will promptly disclose to the Company, in confidence, all inventions, discoveries, designs, improvements, technical information, ideas, databases, computer software or other apparatus programs, related documentation, and other works of original authorship, whether or not patentable, copyrightable or susceptible to other forms of protection, which he makes, creates, develops, writes or conceives during the course of his secondment or employment by the Company (hereinafter, "Innovations").

          (ii) Executive hereby assigns and grants to the Company all rights, title and interest in and to all Innovations. On request by the Company, Executive will execute a specific assignment to the Company of all rights, title and interest to any particular Innovation or group of Innovations, and will execute all applications for patent, copyright or other forms of protection for such Innovations in the United States and in other countries.

          (iii) An Innovation will be deemed not to have been made in the course of Executive's secondment to or employment by the Company if it (1) was developed on his own time and (2) no equipment, supplies, facilities or trade secret information of the Company were used in developing it. However, even if an Innovation was developed entirely on Executive's own time, and even if no equipment, supplies, facilities or trade secret information of the Company were used in developing it, an Innovation shall be deemed to have been made in the course of Executive's secondment or employment if at the time of its conception or reduction to practice it related to the Company's business or to the Company's actual or demonstrably anticipated research or development, or if it resulted from any work that Executive performed for the Company.

          (iv) During the course of Executive's secondment or employment and after such secondment or employment ends for any reason, (1) Executive will treat with utmost confidentiality all Innovations and all private, trade secret and proprietary information concerning them, and (2) except as required by the conduct of the business of the Company or as authorized in writing by the Company, Executive will not publish, disclose or use such information or authorize anyone else to publish, disclose or use it. When Executive's secondment or employment terminates, he will relinquish all documents, equipment and records containing such information to the Company, regardless of its form.

     (e) Forfeiture of Benefits. Executive acknowledges that violation of any of the prohibitions or covenants of this Section 8 may result in the forfeiture of rights to benefits or compensation under one or more benefit or compensation plans of the Company which contain such forfeiture provisions, and will result in his obligation to pay liquidated damages as provided in Section 11.

9. Confidentiality. Executive agrees not to disclose or discuss, other than with his legal counsel, personal tax or financial advisors, or spouse, either the existence or any details of this Agreement. Executive will use his best efforts to ensure that any such legal counsel, personal tax or financial advisor, or spouse will not disclose or discuss the existence or any details of this Agreement with any other person. This Agreement shall not prohibit the Executive from disclosing to any person that he has agreed not to compete with the Company and that he has legal duties not to disclose the Company's proprietary information. Executive is hereby authorized to reveal to a prospective employer or prospective client or business associate the precise terms of Sections 7, 8(a) and (b), 11(b) and 12 hereof, but in so doing, Executive shall not reveal any other parts of this Agreement.

10. Duty to Disclose Acceptance of Offers of Employment by Other Employers. Executive acknowledges that the Company has an ongoing interest in knowing whether any of its employees, former employees or employees who have been seconded to it who have, or had, access to proprietary or confidential information intend to provide services as an employee, consultant or in any other capacity to an entity which the Company considers to be a competitor or potential competitor. Accordingly, during the period of Executive's secondment to and employment by the Company, Executive shall give written notice to the Company of his intention to accept employment with any employer other than the Company, not later than the date on which he gives his written or oral acceptance of an offer of employment, or offer of compensation in exchange for advice, information or consulting services. That notice shall state the name of the offering entity, the role or position accepted and a brief summary of the responsibilities, the geographic location and scope of that role or position.

11. The Company's Remedies for Breach of Agreement

     (a) Liquidated Damages Payable by Executive upon Resignation. Executive recognizes that his services to the Company are of the highest value to the Company, that his services cannot be easily replaced in the event he terminates his secondment at any time during the Secondment Period or his employment prior to the end of the Term, and that the loss of Executive's services would cause damages to the Company's operations which are substantial but not readily calculable. Therefore,

Executive warrants that if he terminates his secondment at any time during the Secondment Period or his employment before expiration of the Term other than for Good Reason, he shall pay the Company as liquidated damages an amount equal to 100% of the Executive's pre-tax gain from the exercise of any long-term incentive grants issued in 2000 to Executive by the Company. Such sum shall be payable in a single lump amount which shall be immediately due and payable on demand following the termination of Executive's secondment prior to the end of the Secondment Period or his employment during the Term. In addition, Executive's right to exercise any long-term incentive grants issued in 2000 to Executive by the Company which have not yet been exercised shall be extinguished as of the last day of his active secondment or employment.

     (b) Liquidated Damages for Breach of Covenants Under Sections 7 or 8. Executive acknowledges that his breach any of his covenants under Sections 7 or 8 of this Agreement would cause substantial damages to the Company that are not readily calculable. Accordingly, in the event of such a breach, Executive agrees to pay to the Company as liquidated damages an amount equal to the sum of his annualized base salary and short-term incentive target in effect at the time of the breach. In addition, (i) as provided in Section 6(d), Executive's right to any payments under Sections 6(b) or 6(c) which have not yet been made shall be extinguished and no further such payments shall be due, (ii) he shall return to the Company all payments under Sections 6(b) or 6(c) which theretofore shall have been provided to him (except that Executive shall retain $100 of such sum as consideration for the release executed pursuant to Section 6(e)), (iii) all of his grants under any long-term incentive plan which have not yet vested or which have vested but not yet been exercised shall be extinguished immediately, and (iv) Executive shall owe to the Company all pre-tax gain derived from the exercise of any long-term incentive grants during the six months preceding the breach. Executive promptly shall pay to the Company the sum of all amounts to be paid pursuant to this Section 11(b), in a single lump amount which shall be due immediately and payable on demand following the breach.

     (c) Injunctive Relief. Executive acknowledges that if he breaches his covenants under Sections 7 and 8 of this Agreement, competitors of the Company will gain the value of the Executive's services to the detriment of the Company, and that the Company thereby will suffer irreparable injury. In the event of a breach of any of his covenants under Sections 7 or 8, whether or not Executive is still seconded to or employed by the Company at the time of such breach, to the extent permitted by law the Company shall be entitled, in addition to causing the Executive to forfeit benefits as described in Sections 7(c) and 8(e), and in addition to liquidated damages payable under Section 11(b) and any other remedies available at law, to injunctive relief to restrain further breach of such commitments by the Executive or by any person acting for or with him in any capacity whatsoever.

12. Arbitration. In the event that (a) Executive believes that the Company has breached any provision of this Agreement or otherwise has violated his rights in connection with his secondment to or employment by the Company, the manner in which he was treated while so seconded or employed or the termination of his secondment or employment, or if he believes that the Company violated his rights under any common law theory of liability or any applicable federal, state or local law, statute, regulation or ordinance (including without limitation 42 U.S.C.
Section 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and any other state or federal statute that pertains to employee rights or discrimination in employment), or (b) the Company believes that Executive has breached any provision of this Agreement or otherwise has violated its rights in connection with his secondment to or employment by the Company, the dispute may be submitted to the American Arbitration Association in New York or any other state mutually agreeable to all parties, for arbitration pursuant to its rules and procedures for resolution of employment disputes. The arbitrator shall not have the power to declare or treat any provision of this Agreement as void or unenforceable. The arbitrator shall include in the award the prevailing party's costs and expenses (including reasonable attorneys' fees and expert witness fees) incurred in connection with the proceedings. The decision of the arbitrator shall be final and binding. Executive understands and agrees that this provision constitutes a waiver of his right to initiate a proceeding before an administrative tribunal seeking relief for himself and to sue in any court of law or equity, and that the sole forum available to him for resolution of disputes between himself and the Company is arbitration as provided herein. The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all disputes between them, and their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent; provided, however, that nothing herein shall be considered a waiver of either party's right to seek a temporary restraining order or injunction from a court for purposes of preserving the status quo or preventing irreparable harm pending decision by an arbitrator.

13. Miscellaneous Provisions.

     (a) Assignment by the Company. The Company expressly reserves the right to assign this Agreement. If and when the Executive transfers from the Company to another employer pursuant to such assignment, this Agreement shall be deemed to be assigned to the transferee employer in lieu of the Company. This Agreement may not be assigned by the Executive.

     (b) Waiver. The waiver by any Company of a breach by the Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by him.

     (c) Executive's Warranty. Executive warrants and represents that his acceptance of secondment to or employment by the Company on the terms offered will not breach any contractual or other obligation he has to any third party, and that he will neither bring to the Company confidential or proprietary information or documents of any third party (other than a third party contributing assets to the Company), including any former employer, nor use or disclose any confidential or proprietary information of any third party without such third party's written authorization.

     (d) Severability. If any clause, phrase or provision of this Agreement (including, without limitation, Section 12), or the application thereof to any person or circumstance, shall be deemed invalid or unenforceable by any court of competent jurisdiction, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, phrase or provision hereof to other persons or circumstances. Further, if an arbitrator or court of competent jurisdiction determines that the geographic scope, duration or any other features of the covenants and commitments set forth in Sections 7 and 8 are not enforceable as drafted, this Agreement shall hereby be deemed to be amended automatically to provide the maximum enforcement thereof permitted by law.

     (e) Gender. All pronouns used in this Agreement are in the masculine gender solely for purposes of grammatical convenience, and it is the parties' intent that all pronouns used herein are intended to comprehend both genders as warranted by context or by the gender of the Executive.

     (f) Governing Law. The parties acknowledge that the services to be performed by Executive pursuant to this Agreement will be rendered in a number of different states, and that the Company has a special interest in having its agreements with employees in different places construed according to the same law because it conducts operations throughout the entire United States. Accordingly, the parties have chosen the State where the Company's headquarters are located as a reasonable jurisdiction for choice of law, and therefore agree that this Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles.

     (g) Notices. Whenever this Agreement requires or permits notice to be given to the Company, the notice should be given in writing to the Chief Executive Officer of the Company, or to such other person as the Company may subsequently identify in writing to Executive.

     (h) Entire Agreement.

          (i) Except for the terms and conditions of the compensation and benefit plans applicable to Executive (as such plans may be amended by the Company from time to time) and except for the Secondment Agreement, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether written or oral, pertaining to the subject matter hereof, including without limitation any employment agreement previously entered into between Executive and the Company. This Agreement shall not negate (A) any retention agreement relating to the proposed merger between BAC and GTE;
     (B) any benefits previously earned or rights granted under any long-term incentive plan; (C) any other benefits maintained by any other entity that are not duplicative in nature of any benefits provided under this Agreement; or (D) any obligations that the Executive may have under any non-compete, proprietary information or intellectual property agreement with any entity that is contributing assets to the Company or any affiliate of such entity. Any such rights, benefits or obligations shall be determined in accordance with the terms of such agreements or plans. This Agreement shall not be modified or amended except by written agreement of the Company, the Executive, and the Company which then employs him.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby execute this Agreement.

                                             Cellco Partnership

                                             By: /s/ Denny Strigl
                                                 -----------------------------
___________________________                         Chief Executive Officer
          Date

        4/14/00                                        Lowell C. Mc Adam
___________________________                  _________________________________
          Date                                             Executive